Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Phone 650.493.9300

Fax 650.493.6811

www.wsgr.com

August 6, 2010

Echelon Corporation

550 Meridian Avenue

San Jose, CA 95126

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 6, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,258,512 shares of your Common Stock (the “Shares”) reserved for issuance under the 1997 Stock Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati